Exhibit 1

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to common shares, no par value, of MDA Space Ltd. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated this 12th day of May 2026.

PPF Group a.s.

By:	/s/ Katerina Jiraskova
Name: Katerina Jiraskova
Title: Co-CEO/Director

PPF Management Services B.V.

By:	/s/ Jan Cornelis Jansen
Name: Jan Cornelis Jansen
Title: Director

AMALAR HOLDING s.r.o.

By:	/s/ Renata Kellnerova
Name: Renata Kellnerova
Title: Director

Renata Kellnerova

By:	/s/ Renata Kellnerova